SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) August 13, 2004

STANDARD MANAGEMENT CORPORATION

(Exact name of registrant as specified in its charter)

Indiana	0-20882	35-1773567

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10689 North Pennsylvania, Indianapolis, Indiana	46280

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     (317) 574-6200

N/A

(Former name or former address, if changed since last report)

Item 9 — Regulation FD Disclosure
SIGNATURES

Item 9 – Regulation FD Disclosure. On August 13, 2004, we filed our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. The Form 10-Q contained the following discussion regarding recent developments:

     We previously reported that on April 19, 2004 we entered into a non-binding letter of intent with an unaffiliated third party providing for the sale of our principal financial services subsidiary, Standard Life Insurance Company of Indiana. We have subsequently ceased negotiations on the definitive agreements for that transaction and on July 23, 2004, we entered into a new, non-binding letter of intent with one of the parties to the April 19 letter of intent. The new letter of intent contemplates transactions designed to ultimately result in the sale of Standard Life by December 31, 2004. An initial closing would be held by September 30, 2004 and thereafter, the proposed buyer would have the option to acquire all of the stock of Standard Life by December 31, 2004.

     The proposed consideration would consist principally of cash but also an equity interest in an entity formed by the proposed buyer for the purpose of acquiring Standard Life. The closing of the transactions would be subject to numerous conditions including the negotiation and execution of definitive agreements, approval of our shareholders at a meeting called for such purpose, receipt by us of an opinion from our financial advisor that the proposed consideration is fair to us from a financial point of view, consent of the holders of our outstanding trust preferred securities to amendments to the governing instruments of such securities, the receipt of various regulatory approvals and other customary closing conditions.

     There can be no assurance that definitive agreements with respect to the transactions will be entered into, that our shareholders will approve the sale of Standard Life or that any of the other conditions necessary to consummate the proposed transactions will be satisfied. However, if the proposed transactions are consummated, it is the intention of management, as previously stated in connection with the April 19 letter of intent, to exit the financial services business altogether and focus the Company’s operations exclusively on our more growth oriented health services business. This would represent a fundamental shift in the nature of our business. Historically, almost all of our revenue has come from our financial services business. During fiscal 2003, Standard Life accounted for approximately 98% of our total revenues. We only entered the Health Services segment in 2002 and since that time, this business segment has generated substantial net losses and very little revenue, primarily due to its nature as a start-up operation. Management believes, however, that the more growth oriented health services business provides a better opportunity to increase shareholder value over the long-term than the more mature financial services business. If the proposed transactions are consummated, our business without the Financial Services segment would, for a time, have significantly less cash flow from operations, since our financial services business presently accounts for substantially all of our cash flow from operations. However, we anticipate that the transactions will produce substantial cash proceeds and management intends to utilize a significant (but not yet determined) portion of the net cash proceeds from the proposed transactions for the expansion of

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our health services business and anticipates that such amount will be sufficient to satisfy our liquidity needs for at least the next 24 to 36 months. Management also intends to use the proceeds from the transaction to reduce the senior credit facility and for general corporate purposes.

In the event the proposed transactions are not consummated, we will consider a number of alternatives available to us including, without limitation, seeking another buyer for our financial services business, or continuing our business as it currently exists and seeking additional capital through the public or private equity or debt markets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD MANAGEMENT CORPORATION
By:	/s/ Stephen M. Coons
	Name:	Stephen M. Coons
	Title:	Executive Vice President and General Counsel

Dated: August 13, 2004

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